Certain portions of this exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

CONSULTING AGREEMENT

THIS AGREEMENT made effective as of the 1st day of August, 2020

AMONG:

BIOHARVEST SCIENCES INC., a company existing under the laws of the Province of British Columbia, having its principal office located at 1140-625 Howe Street, Vancouver, British Columbia V6C 2T6

(the “Company”)

AND:

THE M&S GROUP INC., a company existing under the laws of Ontario, Canada having an address at [ADDRESS REDACTED]

(the “Consultant”)

AND:

ALAN ROOTENBERG, an individual residing at [ADDRESS REDACTED]

(the “Principal”)

WHEREAS:

A. The Company is engaged in research and development in the food, nutraceutical and cannabis industries (the “Business”); and

B. The Company desires to retain the Consultant to provide the services of the Principal as the Company’s Chief Financial Officer upon the terms and conditions set forth herein.

NOW THEREFORE this Agreement, witnesses that in consideration of the mutual covenants between the parties and for other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged by each party, the parties do hereby agree, each \\rith the other, as follows:

1. DESCRIPTION OF RELATIONSHIP

1.1 Engagement by Company

The Company hereby· engages the Consultant to provide management services to the Company.

Specifically, the Consultant shall provide the Principal to oversee the Key Metrics and provide the Duties and Responsibilities associated with the role of Chief Financial Officer (the “Consulting Services”) as outlined in Schedule “A” attached. The Consultant acknowledges and agrees that the Company may, from time to time, assign the Principal to perform such other incidental duties and functions for the

Company and/or its subsidiaries that are consistent with the Principal’s skill and experience and that are commensurate with the Principal’s position. The Principal will report directly to the Chief Executive Officer of the Company.

1.2 Standard of Care

In carrying out its duties hereunder, the Consultant shall and shall cause the Principal to:

(a)act honestly, in good faith and with a view to the best interests of the Company’s business;

(b)exercise the care, diligence and skill of a reasonably prudent person in comparable circumstances;

(c)act in accordance with generally accepted industry standards; and

(d)comply with all rules, regulations, policies and procedures of the Company.

1.3Indemnity

The Consultant, Principal and the Company will protect, defend, indemnify and hold each other harmless from any losses, costs or liabilities arising as a result of any material breaches of covenants or representations made pursuant to this Agreement, and for any negligence or willful misconduct or for any breaches of applicable law, including but not limited to corporate and securities laws, committed by one party that causes harm to the other party.

1.4Provision of Office Space

The Consultant shall utilize its own office facilities when carrying out its duties to the Company hereunder.

1.5Agreement on Services

The Consultant will carry out the Serv ices herein contemplated to be performed by the Principal in accordance with the intent of this Agreement, subject always to the reasonable requests of the Company.

2.FEES AND REIMBURSEMENTS

2.1Remuneration

The Company shall pay the Consultant fees of US$2,500 (the “Fees”) per month (excluding the imposition of G.S.T at 13%) during the Term (as defined below), subject to increase, as may be determined by the Board or any other persons authorized by the Board to determine such compensation.

2.2Reimbursement for Expenses

Upon receipt of valid receipts and invoices from the Consultant, the Company will reimburse the Consultant for reasonable expenses, including travel, incurred by or on behalf of the Consultant, in the promotion of the business of the Company, or in providing consulting services to the Company, subject to the rules, policies and practices now or hereinafter established by the Company from time to time, as the same may be amended and/or restated from time to time.

2.3Stock Option Plan and Other Incentive Plans

The Principal will be eligible to participate in the Stock Option Plan and any other long-term incentive plan or benefit plan provided by the Company to senior executive officers of the Company, as the same may be amended in accordance with its terms during the Term (as defined below). The terms and conditions of the Stock Option Plan and any other long-term incentive plan in effect from time to time, including without limitation, allocation and vesting provisions there under, shall be determined in the sole discretion of the Plan Administrator.

The Principal will initially be granted 200,000 Stock Options under the Stock Option Plan at a strike price based on the price of the Company’s shares on the date of grant and on such vesting terms as are applicable to senior officers and directors of the Company.

The Company agrees to consider the grant of further Stock Options to the Principal, no later than March 31, 2021.

2.4Director’s and Officer’s Insurance

The Company will use its best efforts to obtain and maintain for the Principal, industry standard directors and officers’ insurance at such levels as are standard for companies listed on a public stock exchange.

3.CONFIDENTIAL INFORMATION & COMPANY PROPERTY

3.1Confidential Information

The Consultant and Principal acknowledges that while fulfilling their duties hereunder, they will acquire information about certain matters and things which are confidential to the Company or its affiliates, and which information is the exclusive property of the Company or affiliates, as applicable, including:

(a)financial information with respect to the Company and its Business;

(b)business plans and strategies of the Company; and

(c)trade secrets (that are not supplied by the Consultant or the Principal);

(all of which are hereinafter called the “Confidential Information”).

3.2Covenant Not to Disclose Confidential Information

The Consultant and Principal acknowledge the Confidential Information as referred to in paragraph 3.1 above could be used to the detriment of the Company. Accordingly, they undertake not to disclose any of the Confidential Information acquired by them in the course of its performance of their duties hereunder to any third party either during the Term (as defined below). or after the Term (as defined below), however caused, except as may be necessary in the proper discharge of its obligations under this Agreement, or with the written permission of the Company. For greater certainty, this paragraph 3.2 will not apply to any information which is available to the parties hereto, either publicly or from other sources.

3.3Company Property

All items of any and every nature and kind, including documents, records, work papers, notes, memoranda and similar records of or containers of Confidential Information, either:

(a)made or compiled by the Principal at any time; or

(b)made available to the Consultant or the Principal during the Term (as defined below) by the Company (whether before the date of this Agreement or thereafter), including all copies thereof, are the property of the Company, and the Consultant and the Principal will deliver such materials to the Company immediately upon any termination of this Agreement or at any other time upon request by the Company. This provision will survive any termination of this Agreement.

4.NON-SOLICITATION

4.1Non-Solicitation.

The Consultant and the Principal hereby covenants that they will not, directly or indirectly, at any time during the Restricted Period:

(a)attempt to direct any employee of the Company or an affiliate away from the Company or an affiliate of the Company; or

(b)approach, solicit, perform work for or supply goods or services of any business similar to the Business to any Customer (as such term is defined herein) for the purpose of attempting to direct any Customer (as such term is defined herein) away from the Company or a subsidiary.

For the purposes of this Agreement, the term “Customer” shall extend to those persons, firms, corporations or other entities who are customers of the Business at the end of the Restricted Period wherever situate. Nothing contained in this Article 4 shall be deemed to affect or impair the otherwise lawful rights of the Company to enforce such lawful remedies as are available against the Consultant or Principal at any time during the Restricted Period to prevent the Consultant or Principal from approaching or soliciting any Customer or employee of the Company with a view towards inducing such Customer or employee to breach any contract between the Company and such Customer or employee and to recover any damages resulting therefrom.

5.TERM AND TERMINATION

5.1Term

This Agreement will commence on the date of this Agreement and continue until the date that is one calendar year from the date hereof (the “Initial Term”) subject to early termination in accordance with the terms of this Agreement. Unless either Party has provided notice to the other at least one (1) month prior to the end of the Initial Term, upon completion of the Initial Term, this Agreement shall automatically be renewed and shall continue until terminated by either the Company or the Consultant in accordance with the terms of this Agreement. The Initial Term and any renewal term shall be collectively referred to herein as the “Term”.

5.2Termination

This Agreement may be terminated in any of the following circumstances:

(a)By either the Company or the Consultant:

(i)at any time upon thirty (30) days’ prior written notice; or

(ii)upon any material breach of this Agreement by the other party, provided that such breach has not been cured within 25 days of receiving written notice thereof from the non-breaching party

(b)By the Company at any time, on written notice from the Company to the Consultant, if the Consultant or Principal:

(i)fails to act in the best interests of the Company or its subsidiaries or affiliates;

(ii)fails in any material respect to perform or carry out the duties hereunder;

(iii)intentionally or negligently engages in any act that is materially injurious to the Company or its subsidiaries whether financially or otherwise; or,

(iv)is adjudicated to be a bankrupt, is dishonest in their dealings with the Company, or the customers, suppliers, officers or shareholders of the Company, misappropriates assets of the Company or is convicted of an indictable criminal offence.

(c)Automatically upon the death of the Principal.

5.3Effect of Termination

Upon the expiration or termination of this Agreement by either party, for any reason:

(a)the parties will be released from all obligations and duties imposed or assumed hereunder, except as expressly provided by this Agreement;

(b)the parties shall cooperate to provide for an orderly cessation of the Services and any other duties performed by the Consultant hereunder; and

(c)the Consultant shall, within thirty (30) days, issue to the Company a final invoice with respect to any amounts theretofore accrued under this Agreement. Upon payment of approved accrued amounts so invoiced, the Company shall thereafter have no further liability or obligation to the Consultant whatsoever for any further amounts.

Expiration or earlier termination of this Agreement will not relieve either party of its obligations incurred prior to such expiration or earlier termination.

6.ASSIGNMENT

6.1No Assignment by Consultant.

, either the Consultant nor the Principal shall have the right to assign this Agreement or any of its rights and privileges hereunder to any other person, firm or corporation without the prior written consent of the Company.

7.GENERAL

7.1No Partnership.

Neither the Consultant nor the Principal shall be considered to be a partner of the Company.

7.2Independent Contractor.

(a)The Consultant and Principal enter into this Agreement as independent contractors and the Consultant and Principal agrees that they are not an employee of either of the Company or its affiliates or subsidiaries.

(b)The Consultant and Principal need only devote such portion of the Principal’s time as is necessary to complete its duties hereunder and the Consultant and Principal is not precluded from acting in any other capacity for any other person, firm, company or other legal entity, provided that this does not, in the reasonable opinion of the Company, conflict with the Consultant’s ability to perform its duties hereunder.

(c)The Consultant shall be responsible for all payment, deduction or withholding of employment-related taxes, and workplace safety and insurance premiums in respect of the Principal.

(d)The Consultant and the Principal jointly and severally agree that if the Canada Revenue Agency should determine that, for the purposes of the Income Tax Act (Canada), that the Consultant and/or the Principal is an employee of the Company or an affiliate or subsidiary, then the Consultant and the Principal jointly and severally indemnify each of the Company and its affiliates and subsidiaries for all liabilities and/or penalties assessed by the Canada Revenue Agency, including, without limitation, source deductions of income tax, pension and employment insurance.

7.3Headings.

The head1ngs in this Agreement form no part of this contract and shall be deemed to have been inserted for convenience only.

7.4Governing Law.

This Agreement and all matters arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties irrevocably submit to the exclusive jurisdiction of the Courts in the Province of British Columbia in the event of any dispute arising out of or in respect of this Agreement, including non-contractual disputes or claims.

7.5Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions of this Agreement.

7.6Notices.

Any notice to be given by either party hereunder may be validly given if sent by registered mail, postage prepaid, addressed to the other at the respective addresses of the parties as first set out or to such addresses as may be provided by notice from a party to another, from time to time.

7.7Currency.

All dollar amounts referred to in this Agreement shall be in US Dollars.

7.8Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the year and day first written above.

BIOHARVEST SCIENCES INC.

Per: Ilan Sobel

Authorized Signatory

“Ilan Sobel”

Ilan Sobel (Chief Executive Officer)

I have authority to bind the company

THE M&S GROUP INC.

Per: Alan Rootenberg	‘‘Alan Rootenberg”
Authorized Signatory	ALAN ROOTENBERG

“Alan Rootenberg”
Alan Rootenberg (President)

I have authority to bind the company.

SCHEDULE A

Duties and Responsibilities

a)Review of quarterly financial statements and MD&A

b)Review of annual financial statements and MD&A

c)Chair the Risk Committee including focus on insurances

d)Review taxation and GST inquiries

e)Review of Annual Information Form

f)Preparation of annual Management Information Circular

g)Review of investor presentation material

h)Prepare/Review responses to Exchange enquiries

i)Prepare Reporting Issuer Forms (e.g. Forms 13-501Fl, Form 13-502Fl)

j)Review of press releases issued k) Review of budgets and forecasts

l)Review of internal control systems

m)Liaise with corporate counsel on an ongoing basis Liaise with auditors on an ongoing basis

o)Supervise capital raise efforts

a.Supervise the preparation and maintenance of a Data Room to facilitate financings

b.Assist in arranging meetings with potential investors and participate in investors meetings as required

c.Supervise private placement broker requirements

d.Oversee preparation of Prospectus material when required

e.Liaise with broker counsel

f.Supervise responses to broker counsel due diligence efforts

p)Mentor the Financial Controller

Key Metrics

a)Safeguard corporate assets

Results will be measured via audited financial statements

b)Systems of internal control

Results will be measured via auditors comments on internal control

c)Timely reporting

Results will be measured via filing deadlines

d)Compliance with regulatory bodies

Results will be measured by correspondence from applicable regulatory bodies

e)Enhancing Organizational Capabilities

Increase Capabilities of Financial Controller so as to take on broader responsibilities in  the future